Date	6 April, 2022
SOW	JO-222/581

Salzman Group

CONFIDENTIAL

Proposal

Sponsor	**INNOVATION1 BIOTECH INC.**
Service Provider	**HERRING CREEK PHARMACEUTICALS, INC.** West Tisbury, MA

Task	Description	Line Total (USD)
	Consulting Services	
1	**Consulting by Dr. Andrew L. Salzman and Dr. Iris Maimon** Starting April 1st, 2022 Monthly Fee- $7,500	7,500
	Monthly Total	**7,500**

Company	*Name and Title*	*Authorized signature & Date*
Innovation1 Biotech Inc.	Jeffery Kraws *Chief Financial Officer*	DocuSigned by: [signature] 4/15/2022 AAF17EAD77EF4D4...
Herring Creek Pharmaceuticals, Inc.	Iris Maimon, PhD *Director of Commercial Services and Drug Development*	DocuSigned by: Iris Maimon 4EA92C1CA9514EE...

Date	6 April, 2022
SOW	JO-222/581

Proposal Details

This Proposal constitutes a scope of work (SOW) that is governed by and executed under that Master Services Agreement by and between the parties hereto and dated April 7, 2022 (the "MSA"). Capitalized terms not defined herein have the meanings ascribed them in the MSA. In an event of a conflict or an inconsistency between this SOW and the MSA, the MSA shall prevail, unless otherwise expressly agreed upon in writing in this SOW.

The work described herein shall be performed by Herring Creek Pharmaceuticals, Inc., and its affiliates Salzman Group Ltd., Salzman Group Pty Ltd., Salzman Group, Inc., Quitsa Pharmaceuticals Ltd., and Salzman Investments Ltd. (Collectively "SG").

1. Project Description

The overall aim of this proposal is to provide scientific and strategic consulting services to the Sponsor in support of fund raising activities, and in support of Sponsor's development programs and plans. Consulting by Dr. Andrew L. Salzman, SG's Chairman, shall include the following *deliverables*, as requested and needed by Sponsor:

- Weekly meetings
- Executive summaries
- Due diligence information
- Slide deck preparations
- Other scientific direction and activities as needed

The monthly retainer for this work shall be $7,500, starting 1 April 2022.

2. Pricing

The price includes the work mentioned above, and no other activities. Any changes to the Scope as described herein, either requested by Sponsor, or if unexpected challenges are encountered that entail additional work, shall be presented to the Sponsor in separate **Change of Scope Orders**. Each Change of Scope Order shall include a description of scope requested, justification for change, as well as additional costs and timelines. SG shall initiate work on new scope only upon execution of the appropriate Change of Scope Order.

3. Payment

All costs in this proposal are denominated in US Dollars (USD). The monthly consulting fee is $7,500, to be billed on a monthly basis, at the end of each month.

Late Fees

Payment of invoices is due within **7 Business Days** of the date of invoice issuance. SG shall charge a Late Fee of 2.5% of invoice's sum for every 2 weeks-delay in invoice payment.

4. Cancellation

The Sponsor may terminate this Proposal for any reason upon 30 day's prior written notice to SG. In no event shall SG refund the Initiation Fee Payments, and any additional incurred costs on ongoing Tasks shall be billed to the Sponsor.